Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Getty Images Holdings, Inc. for the registration of 397,045,769 shares of Class A Common Stock and to the incorporation by reference therein of our report dated March 13, 2023, with respect to the consolidated financial statements of Getty Images Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
September 22, 2023